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                                                                     EXHIBIT 6.9

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT ("Agreement") entered into as of March 31, 2001, by and among InterGlobal Waste Management, Inc., a California corporation, with its principal office at 820 Calle Plano, Camarillo, CA 93012 ("Buyer"), Hydra-Static Systems Inc., an Ontario corporation, (the "Company" or "Hydra-Static"), with its principal office at 343 Saunders Road, Barrie, Ontario, Canada L4N9A3, and Kenneth Gordon ("Gordon") and Robert A. Monteith ("Monteith"), Jeanne L. Hudlett ("Hudlett"), Thomas R. Ambeau ("T.R. Ambeau") and Rhodell Ambeau ("R. Ambeau") may be referred to collectively herein as "Shareholders").


                                    RECITALS

      1. Shareholders have made oral representations to Buyer that they are the owners, free and clear of all adverse claims, of all of the outstanding shares of capital stock (the "Shares") of Hydra-Static.

      2. Buyer has agreed to loan the sum of Three Hundred Thousand ($300,000) dollars to Hydra-Static, on the terms and conditions as set forth on a Promissory Note dated February 1, 2001, heretofore executed in favor of Buyer by Hydra-Static.

      3. Shareholders are willing to transfer to Buyer all of the Shares upon the terms and conditions and for the consideration set forth below.

      4. Buyer is willing, subject to those terms and conditions and for that consideration, to acquire all of the Shares.


                                   AGREEMENT

      The parties agree:

      1. Transfer of the Shares.

      Subject to the terms and conditions set forth and upon the representations and warranties made in this Agreement, at the date of closing (as that term is defined in Section 6):

      (a) Shareholders will transfer to Buyer all of the Shares, the exact number of Shares to be transferred by each Shareholder to be as follows:

SHAREHOLDER                               NO. OF SHARES

Kenneth Gordon                                35 common

Robert A. Monteith                            35 common

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Jeanne L. Hudlett                         15 common

Thomas R. Ambeau                           8 common

Rhodell Ambeau                             7 common
                                         ----------
                          Total          100 common

      (b) The parties agree that for the purpose of this Agreement, the 100 issued shares of Hydra-Static have been given a total value of US$2,000,000.00 and the common shares of the Buyer have been given a value of US$6.50 per share;

      (c) On closing the Buyer shall pay to the Shareholders, or as they may direct, the total sum of US$200,000.00 by certified cheque;

      (d) Also on closing, the Buyer shall issue and deliver to the Shareholders 276,923 common shares in the capital stock of the Buyer which at US$6.50 per share equals consideration of US$1,799,999.50;

      (e) In the event that the average closing price of the shares of the Buyer during the first 10 days that the shares of the Buyer are traded on a recognized stock exchange (including Over the Counter Bulletin Board) is less than US$6.50 per share, then the Buyer will issue and deliver to the Shareholders additional shares of common stock of the Buyer so that the value of the number of shares of common stock of the Buyer issued and delivered to the Shareholders hereunder will be computed pursuant to the said average closing price to equal US$1,799,999.50;

      (f) IWM will effective upon the Closing issue options to purchase One million (1,000,000) shares of common stock of IWM. The option shall be exercisable at the strike price of US$6.50 per share for a period of five (5) years from the date of the Closing. In the event that the average closing price for the shares of Buyer during the first ten (10) days that the shares of Buyer are traded on a recognized stock exchange (including (Over the Counter Bulletin Board) is less than US$6.50 per share, then the strike price for the Options shall be adjusted to said average closing price. Options shall be exercised by providing notice of exercise in writing to IWM at the address prescribed below and concurrently tendering the consideration for the Shares subject to the Option;


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     (g)  Upon closing of this transaction, the Buyer shall cause Hydra-Static to repay Jeanne L. Hudlett's shareholder loan in the amount of US$30,000.00;

     (h) Upon closing of this transaction, the entire promissory note referenced in Recital 2 above shall be deemed an investment by Buyer in Hydra-Static, and the note shall be deemed paid.

     2. Representations and Warranties of Shareholders

     Shareholders represent and warrant to, and agree with Buyer that, except as set forth in Exhibit 2:

     (a) The Company and each corporation named in Exhibit 1 (corporations whose capital stock is wholly or majority owned by Hydra-Static and which are sometimes collectively referred to in this Agreement as the Company) is and will be at the date of closing a private corporation duly incorporated and validly existing under the laws of Canada; is and will be at the date of closing in good standing under the laws of Canada and of any other country, state or jurisdiction where it does intrastate business; has and will have at the date of closing all requisite corporate power and authority to own its properties and carry on its business as now conducted; and has and will have at the date of closing obtained all licenses, permits, or other authorizations, and taken all actions, required by applicable law or governmental regulations in connection with its business as now conducted.

     (b) Hydra-Static has an authorized capital stock consisting solely of an unlimited number of common shares without par value, of which 100 are presently and no more are presently issued and outstanding.

     (c) The Company does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, or other business organization or association, except the corporations named in
Exhibit 1 to this Agreement, each of which has an authorized capital stock, outstanding shares of stock, and [a] Shareholder[s] as set forth in Exhibit 1. There are no outstanding rights, warrants, options, subscriptions, agreements, or commitments giving anyone any right to require the Company to issue, sell or transfer any capital stock or other securities. The Company is not a general partner of any partnership or a party to any joint venture.

     (d) The shares of stock referred to in Exhibit 1 to this Agreement as owned by the Company or a subsidiary of the Company are owned free and clear of all liens, encumbrances, charges, and assessments.



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     (e)  Financial statements of the Company consisting of unaudited balance sheets as of December 31, 2000 (the "Balance Sheet"). Unaudited statement of operations have been delivered to the Buyer. The Financial Statements fully and fairly set forth the financial condition of the Company as of the dates and the results of its operations for the periods indicated in accordance with generally accepted accounting principles consistently applied and the Company did not have at December 31, 2000 and shall not have at closing:

          (i) Any obligations, commitments, or liabilities, contingent or otherwise, whether for taxes or otherwise, which are not shown or provided for in the Financial Statements, except obligations to perform, after that date, existing employment contracts, sales contracts, supply contracts, purchase orders, and other commitments in each case in amounts incurred only in the ordinary course of business;

          (ii) Any continuing contract for the future purchase of materials, supplies, or equipment (except for any such contract which can be terminated without payment of any amount as a penalty or bonus) or any contract or commitment for capital expenditures in excess of CAN$10,000 in the aggregate or any contract continuing over a period of more than one year from its date;

          (iii) Any pension, retirement, deferred compensation, profit sharing, bonus, retainer, consulting, welfare, or incentive compensation plan or arrangement, or any contract, or any fringe or other benefits or arrangements, of, with, or for any officer, director, employee, or any other person which cannot be terminated within a period of 30 days and without payment of any amount as a penalty, bonus, premium, or other compensation for such a termination;

          (iv) Any written or oral contract with or commitment or liabilities to, any labor organization or association of employees (and no negotiation with any such organization or association and no attempt, plan, or threat to organize the employees of the Company is pending or, to the best of Shareholders' knowledge, after reasonable investigation, threatened or contemplated);

          (v) Any litigation, legal action, arbitration, proceeding, demand, claim, or investigation pending, or to the best of Shareholders' present knowledge (after reasonable investigation), threatened or planned against the Company which might adversely and materially affect its business or property or this Agreement;

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          (vi) Any notes or accounts receivable which are not current and collectible except for uncollectible items, counterclaims, or setoffs not in excess of the reserves provided for such contingencies in the Financial Statements as adjusted in the ordinary course of business to date; other than any such items with a value of less than CAN$5,000;

          (vii) Any shortages existing in (A) any inventory or raw materials owned by customers or others and stored upon the premises of the Company for use in future orders of such customers or for other purposes except for shortages, if any, not exceeding the normal allowance for scrap, production losses, and materials consumed in process, or (B) any other items of personal property owned by another for which the Company is accountable to another; other than any such items with a collective value of less than CAN$5,000.

     (f) The Balance Sheet contains adequate provision for all income, value added, accumulated earnings, or other Canadian taxes and all provincial or local income, franchise, real property, personal property, sales, withholding, and all other taxes imposed on the Company, or its property or rights or payable by it or a lien on any of its property, including interest and penalties, if any, in respect to such taxes, for the period ended on that date and all fiscal periods prior to that date. The Company has timely filed or will file all required Canadian, provincial, and local tax returns or Business Activity Statements (collectively, the "Tax Returns") and has paid all Canadian, provincial, and local taxes (collectively, the "Taxes") reflected as due for all periods ending on or before June 30, 2000.

     (g) Since the date of the Balance Sheet there has been no material adverse change, or prospective change known to Shareholders (after reasonable investigation) to be probable, in the business, capitalization, financial condition, or properties of the Company and the only material changes in the business, capitalization, financial condition, or properties of the Company since that date are those arising from the normal and regular conduct of its business, and no material loss, damage, or destruction of its properties or business (whether or not covered by insurance) has occurred since that date or is threatened or known to Shareholders (after reasonable investigation) to be probable. The term "business," as used here and elsewhere in this Agreement to refer to the business of the Company shall mean any one or more significant aspects of its business, including, by way of example and not limitation, costs (of labor or other services, materials, or sales), backlog, manufacturing processes, products and rights to manufacture and sell products, sales volume, sales mix, sales pricings, profit margins, customers, or continuing ability to effect sales as in the past.

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     (h)  Except as noted on Exhibit 2(h), the Company has not since the date of the Balance Sheet, and will not on or prior to the date of closing, declare or pay or make any payment of a dividend or other distribution to its shareholders or purchase, redeem, or otherwise acquire or dispose of any share of its stock; the Company will not, except in the ordinary course of business, pay or discharge any outstanding indebtedness.

     (i) To the best of the Company's or Shareholders' knowledge, the Company is not in material default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract; and the Company is not a party to or bound by any mortgage, lien, lease, agreement, instrument, order, or judgment or decree which would prohibit the execution of this Agreement or prohibit or make unduly burdensome the consummation of any of the transactions provided for in this Agreement.

     (j) Except for changes in the ordinary course of business, the Company has good and marketable title to all of its properties and assets (including the properties and assets reflected in the Balance Sheet but except any property or assets since disposed of for value in the ordinary course of business) and none of such properties or assets is subject to a contract of sale (except inventory held for sale in the ordinary course of business) or subject to security interests, mortgages, encumbrances, liens, or charges of any kind or character; substantially all inventory now on hand is in good condition, is not obsolete, and is presently usable or salable in the ordinary course of business of the respective corporations; substantially all fixed assets, plant, and equipment of the Company reflected in the Balance Sheet are in good operating condition and repair and their use in their business is in compliance with all applicable laws or governmental regulations, including (without limitation) zoning, use, or air pollution laws or regulations.

     (k) The Company or its respective indicated subsidiary owns the patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses described in Exhibit 3 to this Agreement. Except to the extent, if any, set forth in Exhibit 3, those patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses are valid and in good standing, are subject to no liens or charges (other than, in the case of licenses or rights acquired from others, payments of royalties or license fees as set forth or referred to in Exhibit 3) and to the best of Company's knowledge are adequate and sufficient to permit the Company, to conduct its businesses as presently being conducted. No rights under any other patents, inventions, copyrights, trademarks, trade names, or licenses are currently required by the Company in connection with its present conduct of business. The Company has full right to use its corporate name in



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Canada and any other place where it does business. The Company has not received any notice of or knows of any conflict or claimed conflict with respect to the rights of others to the use of its corporate name or, except to the extent, if any, set forth in Exhibit 3, any such patent applications, inventions, disclosures, copyrights, trademarks, trade names or licenses or know-how trade secrets or techniques it uses. All manufacturing and engineering drawings or prints and all process sheets, parts lists, and other data which pertain to the products manufactured or sold by the Company are in reproducible form and of such quality that Buyer can produce, manufacture, and assemble these products so that they meet the specifications applicable to them. All experimental processes and experimental procedures, if any, used by the Company are understandably described in writings or drawings belonging to and in the possession of the Company. To the best of Company's knowledge, substantially all trade secrets owned or used by the Company are owned by it free of any adverse claims, rights, or encumbrances as to the Company's exclusive rights to them. The Company will take such steps as requested by Buyer at or after the closing to insure disclosure of such trade secrets to and only to persons designated by Buyer.

     (l) The officers and directors of the Company are and except to the extent; if any, that Buyer shall be notified of changes, will be at the closing date, as set forth in Exhibit 4 to this Agreement.

     Exhibits 2 and 4 together also show: the names of all persons whose compensation from the Company for the fiscal year ending December 31, 2000, (at their present or presently anticipated rates, including bonuses) will equal or exceed US$80,000, together with a statement of the full amount paid or payable to each such person and the basis of payment (e.g., salary, bonus, stock appreciation rights, commissions, etc.); the name of each bank, trust company, or savings institution in which the Company has an account or safe deposit box and the names and identification of all persons authorized to draw on or to have access to any such account or safety deposit box; the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms of each; and a list of all insurance policies owned by the Company, with a brief statement of the coverage of each.

     (m) Exhibit 5 to this Agreement contains a list of all real property owned by the Company or in which the Company has a leasehold or other interest.
Exhibit 5 also contains a substantially accurate legal description of all real property.



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     (n) To the best of the knowledge of the Shareholders (after reasonable investigation) there is no development or threatened development (relating particularly to the business of the Company as contrasted with matters relating to its industry or of a regional or national or international character) of a nature that would be materially adverse to its business.

     (o) To the best of Company's knowledge, no representation or warranty by Shareholders in this Section 2 or in any other section of this Agreement, or in any certificate or other document furnished or to be furnished by Shareholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements that are made not misleading or necessary in order to provide Buyer with complete and accurate information as to the Company.

     (p) The Shares referred to in subparagraph (a) of Section 1 are owned by Shareholders free and clear of all liens, encumbrances, charges, and assessments and such shares are subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement.

     (q) Upon transfer of the Shares to Buyer by Shareholders, Buyer will, as a result, receive good and marketable title, free and clear of all liens, encumbrances, claims, charges, assessments, and restrictions, to all of the Shares.

     (r) The Company has not incurred any accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ["ERISA"] or any liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan established or maintained by the Company, or any equivalent law under the laws of Canada.

     3. Representations, Warranties and Agreements of Buyer.

     (a) Buyer is a California corporation that has been validly incorporated and is now and at the closing date will be validly existing, in good standing under the laws of the State of California with an authorized capital stock of 250 million shares of common stock, without par value.

     (b) The execution, delivery, and performance of this Agreement by Buyer will be duly authorized by all requisite corporate action prior to closing;

     (c) The parties agree that it is the intention of Company and Buyer to retain existing bank lines of credit and other financial relationships; and Buyer shall indemnify all individuals who have personally guaranteed loans, or other such obligations, of Company.


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      4.    Access of Properties.

      Shareholders agree to insure that Buyer, by representatives designated by Buyer, shall have the right to examine the properties, books, and accounts of the Company at any time prior to the date of closing during business hours and that Buyer shall have the right at any time on or before the date of closing to terminate this Agreement without liability to Buyer if Buyer determines that the condition of the Company as of the date of the Balance Sheet and its results of operations for the five (5) years and three (3) months then ended were not substantially as represented in the Financial Statements referred to above, or if any of the representations or warranties of Shareholders contained in this Agreement are incorrect in any material respect.

      5.    The Closing.

      (a) The transfer of the Company Stock and the transfer (or issuance) of the common stock of Buyer by Buyer shall be effected as provided in this Agreement on the date of closing specified below (the "closing"). Time shall be of the essence and delivery of certificates for all of the Shares at the time and place provided in this Agreement is a condition of Buyer's obligation, and delivery of the certificates for all of the shares of Buyer Stock to be issued under this Agreement at the closing at such time and place is a condition of Shareholders' obligations.

      (b) At the closing Shareholders shall deliver or cause to be delivered to Buyer certificates evidencing the Shares. The certificates evidencing the Shares so delivered shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer as Buyer may have directed prior to the closing. Concurrently with the delivery of the Shares, Buyer shall deliver certificates to Shareholders evidencing the shares of Buyer Stock to be issued under this Agreement duly registered in the name of the respective Shareholders. Shareholders agree to pay any taxes payable in connection with the transfer by Shareholders to Buyer of the Shares, and all costs and expenses of the performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by Shareholders. Save and except for the Shareholder's legal costs in connection with this transaction shall be paid by the Company.

      (c) At closing the Buyer shall deliver to the Shareholders a legal opinion from counsel for the Buyer, in form and substance satisfactory to the Shareholders, dated the date of closing to the effect that all shares of the Buyer issued and delivered to the Shareholders have been duly and validly authorized and issued and are fully paid, non-assessable.

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     (d) The closing shall take place at a place and on a date mutually agreed by Buyer and the Shareholders not later than April 20, 2001. The place of the closing may be changed by mutual agreement between Buyer and Shareholders. The date and hour of closing is sometimes referred in this Agreement to as the "date of closing" or the "closing."

     (e) The shares of Buyer stock to be transferred to Shareholders pursuant to this agreement have not been approved or disapproved by the securities and exchange commission or any state or federal governmental agency, nor has any such agency passed upon the accuracy of any representation made in connection with the sale of such securities.

     (f) The Certificate of the Buyer Stock to be issued to the Shareholders hereunder shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR THE PURCHASER'S OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SALE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT THE (1) REGISTRATION OF SUCH SALE OR DISPOSITION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (2) QUALIFICATION OF SUCH SALE OR DISPOSITION UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

     6. Conditions of Buyer's Obligations.

     (a) Buyer's obligations under this Agreement are subject to the accuracy in all material respects at and as if made at the date of closing of the representations and warranties made by the Company in this Agreement and fulfillment to the date of closing of its agreements contained in this Agreement and to the following additional conditions:

          Buyer shall have the right at Buyer's election and expense to instruct accountants of its choice to make a limited review and/or a full examination as of a reasonable date prior to the closing of the financial statements of the Company and/or to restate those financial statements through the latest practicable date on the basis of a fiscal year ending December 31, 2000. If Buyer elects to request a full examination, it shall be carried out in accordance with generally accepted auditing standards and Buyer's obligations under this Agreement are further expressly conditioned upon the report of such accountants being delivered to Buyer stating in substance that in their opinion the audited financial statements examined by them fairly set forth in all material respects the financial condition, results of operations, and changes in shareholders' equity and changes in financial position or cash flow of the Company as of the dates of those audited financial statements

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and the periods they cover in accordance with generally accepted accounting principles consistently applied. Buyer's obligations under this Agreement are also expressly conditioned upon Buyer's not obtaining as a result of any such limited review or full examination or restatement of financial statements or from the monthly financial statements to be supplied to Buyer as provided in this Agreement or from other sources deemed by Buyer to be reliable any information which Buyer interprets as: casting doubt in a material respect upon the accuracy or fairness of presentation of the Financial Statements; or indicating the occurrence of a material adverse change since the date of the Financial Statements in the financial condition, business or affairs of the Company; or indicating a significant variance since December 31, 1999 from previous trends or conditions in the period ended that date as to costs (or labor or other services, material or sales), backlog, sales volume, sales mix, sales pricing, profit margins, products and rights to manufacture and sell products, customers, continuing ability to affect sales as in the past or any other significant aspect of the business of the Company; or indicating that such restated financial statements of the Company do not present a financial condition as of the closest practicable date to the date of closing and results of operations through that date at least as good as those presented by the Financial Statements.

     (b) Buyer shall have received from David S. White, Q.C., counsel for Shareholders in rendering the opinion, an opinion in form and substance satisfactory to Buyer dated the date of closing to the effect that (i) the Company has been duly incorporated and is validly existing, in good standing, under the laws of its country of incorporation and of any other jurisdiction where it does business, and as of such date, has all requisite corporate power and authority to own its properties and carry on its business as conducted on the date of the closing; (ii) the Company has an authorized and outstanding capital stock as set forth in subparagraph (b) of Section 2 of this Agreement and all shares of its outstanding capital stock have been duly and validly authorized and issued and are fully paid and nonassessable; (iii) each Shareholder is the registered owner of the respective Shares to be sold by that Shareholder under this Agreement and when certificates representing the Shares shall have been duly delivered to Buyer by Shareholders, as provided in this Agreement, that delivery will transfer to Buyer good title to the Shares free and clear of all liens, encumbrances, and claims whatsoever (in rendering the opinion counsel may assume that Buyer will not have, at the date of closing, notice of any adverse claim respecting the Shares), and these shares constitute all the outstanding capital stock of the Company; (iv) this Agreement has been duly executed by Shareholders and is valid and validly executed as to Shareholders; the execution and consummation of the Agreement will not violate or result in a breach of or the laws of Canada, the Articles of Incorporation or Bylaws of the Company or any of the terms of any indenture, mortgage, deed of trust, or other agreement,


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instrument, or understanding to which the Company or any Shareholder is a party or by which it or any Shareholder is or may be bound, or constitute a default under any of those agreements, instruments, or understandings, or result in the creation or imposition of any lien, charge, or encumbrance, or give to others any interest or right in any of the properties or other assets of the Company or in the Shares; (v) except as may be set forth in Exhibit 2 to this Agreement counsel for Shareholders does not know (after reasonable investigation) of any litigation, proceedings, or governmental investigation or labor dispute pending or threatened against or relating to the Company or its properties or businesses or the transactions contemplated by this Agreement. Counsel for Shareholders may rely as to matters of fact upon certificates of responsible officers of the Company if such facts fall within the area of responsibility of the certifying officer, or of the Shareholders.

     (c) There shall have been no material adverse change since the date of the Balance Sheet in the financial condition of affairs of the Company and it shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident, or other calamity which substantially affects the value of its properties or business, and Buyer shall have received certificates of the President and the Secretary of the Company dated the date of closing to that effect.

     7.   Conditions of Shareholders' Obligations.

     The Company's obligations and the Shareholders' obligations under this Agreement are subject to the accuracy in all material respects at and as if made at the date of closing of the representations and warranties contained in this Agreement on the part of Buyer and the fulfillment to date of closing of Buyer's agreements contained in this Agreement.

     8.   Satisfaction of Conditions Precedent.

     Each party agrees to use its best efforts to cause the conditions to its obligations set forth above to be satisfied at or prior to the closing.

     9.   Additional Agreements of Shareholders.

     Upon the closing of this Agreement, each Shareholder agrees to refrain anywhere in the world from carrying on directly or indirectly (either as a proprietor, partner, Shareholders, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise) a business of the type conducted by the Company on the date of closing or the business of manufacturing or selling products that are or would be competitive with products presently manufactured or sold or offered for sale by the Company, including the business of manufacturing and distributing an integrated weather station, test equipment, monitoring and control instrumentation; except as

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officers, employees, or representatives of Buyer or a subsidiary or affiliate of Buyer, for a period of two (2) years from the date such Shareholder ceases to be employed by Buyer or a subsidiary or affiliate thereof. Each Shareholder agrees that the business of Buyer and the Company is worldwide in scope and the foregoing limitation is reasonable as to scope in light of the business of Buyer and the Company. Notwithstanding the foregoing, it shall not be a breach of the provisions of this paragraph for any Shareholder to own, as a passive investment, not more than 5 percent of the outstanding stock of a publicly held company engaged in any of the above activities.

     Each Shareholder covenants and represents that such Shareholder has no interest in, or claim to any of the inventions, formulae, methods, processes, or technical information used in the business or operations or in the current possession of the Company, and all knowledge or information of a confidential nature acquired at or before the date of this Agreement with respect to the business and operations of the Company or any of its predecessors and all knowledge or information of a confidential nature acquired after the date of this Agreement about the business and operations of the Company or its successors, will be held in confidence by the Shareholder, and will not be disclosed or made public or made use of by or through Shareholder, directly or indirectly.

     10.  Conduct of Business Pending Closing.

     From and after the date of this Agreement, and prior to the date of closing, the business of the Company shall be conducted in the ordinary course of business, and none of the assets or properties of the Company shall be sold or disposed of except in the ordinary course of business or except with the written consent of Buyer; and no commitments, bids, or binding offers shall be made, and no contract shall be entered into, which would require the expenditure of money or the acquisition of assets or the performance of services over a period of more than one year or otherwise than in the ordinary course of business except with the consent of Buyer; it being understood that any agreement or series of agreements with an obligation of less than CAN$10,000 shall be considered to be in the ordinary course of business for the purpose of this paragraph. Promptly after the execution of this Agreement, Shareholders shall deliver to Buyer a balance sheet and a statement of income of the Company for each month ended since the date of the latest balance sheet in the Financial Statements and for the same month(s) in the prior year, in each case in reasonable detail, showing its financial condition at the end of those months and the results of its operations for those months. After the execution of this Agreement until and including the date of closing Shareholders shall deliver to Buyer on or before the tenth of each month a similar balance sheet

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

and statement of income for the Company for the previous month and the same month in the prior year.

     11. Fees or Commissions of Brokers.

     Each Shareholder represents to Buyer that such Shareholder has not dealt with any broker or finder in this transaction and agrees to indemnify Buyer against any loss, cost, or expense, including attorneys' fees, as a result of any claim for a fee or commission asserted by any broker or finder claiming against or through Shareholder with respect to this Agreement or its consummation. Buyer represents to each Shareholder that Buyer has not dealt with any broker or finder in this transaction and agrees to indemnify each Shareholder against any loss, cost, or expense, including attorneys' fees, as a result of any claim for a fee or commission asserted by any broker or finder claiming against or through Buyer with respect to this Agreement or its consummation. Save and except for Stewart Toll who is entitled to 10,000 common shares of the Buyer with 5,000 common shares coming from the Shareholders and 5,000 common shares coming from the Buyer.

     12. Assignment of Patents, etc.

     Each Shareholder agrees to assign to Buyer or its designee all patents, patent applications, inventions, disclosures, written technical data, copyrights, formulae, manufacturing methods, trade secrets and trademarks and trade names, if any, owned by that Shareholder or under which Shareholder claims any rights and relating to any products of or processes used by the Company or relating to its business. If and to the extent any corporation, firm, or person controlled by or affiliated with that Shareholder owns or has rights in any of the foregoing, that Shareholder agrees to cause such corporations or persons to assign all such rights to Buyer or the Company without additional consideration being paid for those rights by Buyer or Company.

     13. Indemnification by Shareholders.

     Shareholders jointly and severally agree to indemnify and hold Buyer and the Company harmless against, and will reimburse Buyer (or the Company if Buyer so requests) on demand for any payment (and any expenses, including attorneys' fees and costs of investigation, incurred in defending against such payment or any claim for such payment) made by the Company at any time after the date of the Balance Sheet or by Buyer at any time after the date of closing, in respect of:

               (a) Any and all liabilities of the Company of any nature, whether accrued, absolute, contingent, or otherwise existing at the date of the Financial Statements, to the extent not reflected or reserved against


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14
          in the Financial Statements, or disclosed on Exhibits to this Agreement.

               (b) Any and all liabilities of or claims against the Company arising out of (i) the conduct of the business of the Company between the date of the Financial Statements and the date of closing, otherwise than in the ordinary course of business of the Company or as disclosed in any Exhibit to this Agreement; (ii) any presently existing obligation, commitment, or liability of the character described in clause (ii) of Section 2(e) of this agreement and not listed in one or more exhibits to this Agreement; and (iii) any contract or commitment entered into or made or any obligation or liability incurred by the Company between the date of this Agreement and the date of closing.

               (c) Any and all damage or deficiency resulting from any misrepresentations, breach of warranty, or nonfulfillment of any agreement on the part of a Shareholder under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to the Agreement.

     14. Notices.

     Any notices under this Agreement shall be deemed sufficiently given by one party to another if in writing and if and when delivered or tendered either in person or by depositing it in the United States or Canadian mail in a sealed envelope registered or certified, with postage and postal charges prepaid, addressed as follows:

     If to Buyer:
     InterGlobal Waste Management, Inc.
     820 Calle Plano
     Camarillo, CA 93102
     Attention: Harold A. Katersky
     If to Shareholders:
     c/o DAVID S. WHITE, Q.C.
     89 Dunlop Street East, Suite 301
     Barrie, Ontario CANADA L4M 1A7
     Attention: David S. White, Q.C.
-------------------------------------------------------------------------------
15

     If to Hydra-Static:

     343 Saunders Road

     Barrie, Ontario, Canada L4N9A3

     or to such other address as the party addressed shall have previously designated by notice to the serving party, given in accordance with this paragraph; provided, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is required or permitted to be given.

     15.  Miscellaneous.

     (a) This Agreement shall be binding upon and shall inure to the benefit of Shareholders and their respective heirs, executors, administrators, and assigns and of the Buyer and its successors and assigns.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California, except that the provisions of Section 9 of this Agreement shall be governed as to any conduct prohibited by Section 9 by the laws of the country or state in which such prohibited conduct occurs.

     (c) All of the terms, conditions, warranties, and representations contained in this Agreement shall survive delivery by Buyer of the consideration to be given by it under this Agreement and delivery by Shareholders of the consideration to be given by them under the Agreement, shall survive the date of closing, and shall survive and continue notwithstanding any investigations by or on behalf of Buyer at any time.

     (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     (e) Consent to Jurisdiction. Each of the Shareholders and the Buyer, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within Los Angeles County, State of California for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to



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
commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Shareholders and the Buyer hereby consents to service of process in any such proceeding in any manner permitted by California law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Paragraph 14 hereof is reasonably calculated to give actual notice.

     (f) WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE SHAREHOLDERS AND THE BUYER, BY ITS OR HIS EXECUTION HEREOF, WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE SHAREHOLDERS AND THE BUYER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE SHAREHOLDERS AND THE BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (g) Arbitration of Disputes. Any dispute between the parties hereto, whether arising out of contract, tort or otherwise, or law, equity or otherwise, shall be submitted to binding arbitration before the American Arbitration Association in the State of California, under the rules relating to commercial arbitrations. Each party to any such dispute shall be entitled to serve one set of pre-arbitration requests for production of documents, containing not more than ten categories of documents to be produced, which shall be described with particularity therein, and shall be entitled to notice and take no more than two pre-arbitration depositions. Any disputes relating to such pre-arbitration discovery shall be submitted to the arbitrator.

INTERGLOBAL WASTE MANAGEMENT, INC.

By:
   ----------------------------------------

HYDRA-STATIC SYSTEMS INC.

By:
   ----------------------------------------
     Thomas R. Ambeau, Chairman & C.E.O.


----------------------------------           ---------------------------------
ROBERT A. MONTEITH                           KENNETH GORDON


/s/ JEANNE HUDLETT
----------------------------------           ---------------------------------
JEANNE HUDLETT                               THOMAS R. AMBEAU


----------------------------------
RHODELL AMBEAU



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18

                               INDEX TO EXHIBITS

Exhibit 1 Corporations whose capital Stock is wholly or majority owned by Hydra-Static

Exhibit 2 Exceptions to Exhibit 1 and representations and warranties contained in Section 2

Exhibit 3 Patents, patent applications, inventions, disclosures, copyrights, trademarks, trade names, and licenses owned by the Company and exceptions thereto

Exhibit 4 Officers and Directors of the Company, and employees with certain levels of compensation

Exhibit 5                          Description of real property leased or
                                   owned by the Company

Exhibit 6                          Form of employment agreements with
                                   _________, _________, ________.


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
                                   EXHIBIT 1

               WHOLLY OR PARTIALLY OWNED SUBSIDIARY CORPORATIONS

                                      NONE


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20

                                   EXHIBIT 2


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21

                                   EXHIBIT 3

                                    PATENTS


     Patent US application N. 09/584,365 as supplied during due diligence


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
                                   EXHIBIT 4

                             OFFICERS AND DIRECTORS


OFFICERS

     Thomas R. Ambeau    -    Chairman & C.E.O.

     Robert A. Monteith  -    President & C.O.O.

     Kenneth Gordon      -    Secretary/Treasurer

DIRECTORS

     Thomas R. Ambeau

     Robert A. Monteith

     Kenneth Gordon

     Jeanne L. Hudlett


COMPENSATION (ANNUAL)

     Thomas R. Ambeau    $120,000.00 (Canadian funds) plus expenses

     Robert A. Monteith  $100,000.00 (Canadian funds) plus expenses

     M. A. Beckley       $75,000.00 (Canadian funds) plus expenses



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
                                   EXHIBIT 5

                                 REAL PROPERTY


     Sub-Lease at 343 Saunders Road, Barrie, Ontario as supplied in due diligence documents.






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
                                   EXHIBIT 6

                             EMPLOYMENT AGREEMENTS


     Employment agreements and or contracts as supplied in due diligence documents.






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